Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ROCHE HOLDINGS, INC.,

022019 MERGER SUBSIDIARY, INC.

and

SPARK THERAPEUTICS, INC.

Dated as of February 22, 2019

i

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 22, 2019, by and among: Roche Holdings, Inc., Delaware corporation (“Parent”); 022019 Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and Spark Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

A.    The Company’s outstanding capital stock consists of shares of common stock, par value $0.001 per share (“Company Common Stock”).

B.    Upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock for $114.50 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Offer Price”), net to the seller in cash, without interest.

C.    As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, net to the seller in cash, without interest, upon the terms and subject to the conditions of this Agreement.

D.    The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.    The Board of Directors of the Company (the “Company Board”) has unanimously (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) agreed that this Agreement will be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.    The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement, the Offer, the Merger and the other transactions contemplated herein.

G.    The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1.    Definitions.

(a)    As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision). Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company on or after September 25, 2018 but prior to the date hereof shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of the Company Common Stock by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution or other similar transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the assets of the Acquired Companies, taken as a whole, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares), (iv) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that would result in any Third Party (or the stockholders of such Third Party) holding twenty percent (20%) or more of the equity interests in the surviving or resulting entity of such transaction or (v) any combination of the foregoing.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, in no event will Chugai Pharmaceutical Co., Ltd. or any of its Subsidiaries be considered an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Law” means any antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Law under any applicable jurisdictions, whether federal, state, local or foreign.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee (including officers) and any other individual who is a director, in each case, of any of the Acquired Companies.

“Company Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA, and whether a U.S. or non-U.S. arrangement), and each other stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity or equity-based, deferred-compensation, employment, individual consulting, retirement, welfare-benefit, health insurance, relocation or expatriate, bonus, incentive, commission, change in control, retention, severance, separation, vacation, paid time off, or fringe benefit or other benefit or compensation plan, policy, program, contract, arrangement or agreement, which, in each case, is sponsored, maintained or contributed by one or more Acquired Companies or with respect to which any Acquired Company has any direct or indirect liability.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as amended by Amendment No. 1 thereto, as in effect as of the date hereof, including any amendments after the date hereof.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation as in effect as of the date hereof, including any amendments after the date hereof.

“Company Compensatory Award” means each Company Option, Company RSU and Company Restricted Stock Award.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plans” means the Company’s 2014 Stock Incentive Plan (as amended from time to time), the Company’s 2015 Stock Incentive Plan (as amended from time to time), and any other any stock option, stock incentive, stock award, or other equity compensation plans sponsored or maintained by any of the Acquired Companies.

“Company Hem A Products” means any Hemophilia A programs or products, including SPK-8011 and SPK-8016.

“Company Inbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Intellectual Property of another Person is licensed to (or for which a covenant not to sue is granted to) any Acquired Company, in each case, other than (i) agreements for any third-party commercially available services or non-customized commercially available off-the-shelf software, in each case that are generally available on nondiscriminatory pricing terms, (ii) agreements regarding non-exclusive rights in non-material Intellectual Property entered into in the ordinary course of business consistent with past practice, and (iii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice that provide for a right to review Trade Secret Rights for a limited purpose but that do not contain any other license or covenant not to be sued under any Intellectual Property.

“Company Intellectual Property” means all Intellectual Property owned or purported by any Acquired Company to be owned by any of the Acquired Companies.

“Company IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment owned by any Acquired Company or licensed or leased by any Acquired Company pursuant to written agreement (excluding any public networks).

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, (1) has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or assets of the Acquired Companies taken as a whole, or (2) would reasonably be expected to prevent or materially impair or delay the Company from consummating the Offer or the Merger; provided that, in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i)    changes in the Company’s stock price or trading volume (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(ii)    any failure by the Company to meet, or changes to, published revenue, earnings or other financial projections, or any failure by the Company to meet any internal budgets, plans or forecasts of revenue, earnings or other financial projections (provided that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any Effect underlying such failures has resulted in, or contributed to, a Company Material Adverse Effect);

(iii)    general business, economic or political conditions in the United States or any other country or region in the world, or changes therein;

(iv)    conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(v)    changes in general conditions in an industry in which the Acquired Companies operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world;

(vi)    changes in political conditions in the United States or any other country or region in the world;

(vii)    acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world;

(viii)    earthquakes, hurricanes, tsunamis, tornadoes, naturally occurring floods, mudslides, wild fires or other natural disasters or acts of God or weather conditions in the United States or any other country or region in the world, or any escalation of the foregoing;

(ix)    the execution or public announcement of this Agreement or the pendency or consummation of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other Third Parties related thereto, including as a result of the identity of Parent or any of its Affiliates as the acquiror of the Company or any facts or circumstances concerning

Parent or any of its Affiliates (provided that the exception in this clause (ix) shall not apply when used in any representation or warranty that is expressly intended to address the consequences of the execution, delivery or announcement of this Agreement or the pendency or consummation of the Transactions or for purposes of the conditions in clause 2(c) of Annex I as applied to any such representation or warranty);

(x)    (A) any action taken at the written request of Parent that is not expressly required to be taken by this Agreement, (B) the taking of any action required by this Agreement or (C) the failure to take any action expressly prohibited by this Agreement (if the Company has timely requested a waiver from Parent);

(xi)    changes or proposed changes in Law, regulation or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing);

(xii)    changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing);

(xiii)    the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(xiv)    any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any shares of Company Common Stock pursuant to the DGCL in connection herewith;

(xv)    any regulatory, preclinical, clinical, pricing or reimbursement changes, effects, developments or occurrences arising after the date hereof and relating to or affecting any Company Product (including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any Company Product, (B) any negative regulatory actions, requests, recommendations or decisions of any Governmental Entity relating to any Company Product or the manufacture thereof, or any other regulatory or preclinical or clinical development relating to any Company Product, (C) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing, with respect to any Company Product, (D) any delay, hold or termination of any preclinical or clinical study, trial or test or any delay, hold or termination of any planned application for investigational new drug application or application for marketing approval with respect to any Company Product, (E) any preclinical or clinical studies, trials, tests, results or adverse events, or announcements of any of the foregoing, with respect to any product or product candidate competitive with or related to any Company Product, (F) FDA approval (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product or product candidate competitive with or related to any Company Product or (G) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any Company Product or any products or product candidates of any competitors of the Company), in each case, as applicable, to the extent not resulting from any fraud by the Company;

(xvi)    any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity affecting a national or federal government as a whole; and

(xvii)    any matters to the extent expressly set forth in the Company Disclosure Schedule;

provided that, in each of the foregoing clauses (iii), (iv), (v), (vi), (vii), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that any of the Acquired Companies is disproportionally affected relative to other similarly-situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Options” means options (whether vested or unvested) to purchase Company Common Stock from the Company, whether granted pursuant to the Company Equity Incentive Plans or otherwise.

“Company Outbound License” means any Contract to which any of the Acquired Companies is a party pursuant to which any Company Intellectual Property or any Intellectual Property that is licensed to any of the Acquired Companies is licensed to (or for which a covenant not to sue is granted to) another Person (other than an Affiliate of the Company), in each case, other than (i) agreements regarding the grant of non-exclusive rights in non-material Intellectual Property entered into in the ordinary course of business consistent with past practice, and (ii) non-disclosure agreements entered into in the ordinary course of business consistent with past practice that provide a Third Party a right to review Trade Secret Rights of any of the Acquired Companies for a limited purpose but that do not contain any other license or covenant not to be sued under any Intellectual Property.

“Company Product” means each product or product candidate that is being (or, solely with respect to a post-investigational new drug product candidate, has been) researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Acquired Companies.

“Company Restricted Stock Award” means each award with respect to a share of Company Common Stock outstanding under any Company Equity Incentive Plan or otherwise subject to a risk of forfeiture or repurchase by the Company.

“Company RSUs” means the outstanding restricted stock units of the Company, whether issued pursuant to the Company Equity Incentive Plans or otherwise.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Parent, dated as of October 9, 2018.

“Contract” means any agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license, sublicense or other legally binding commitment.

“Credit Facility” means that certain Credit Agreement by and among the Company and Wells Fargo Bank, National Association, as the lender, dated as of July 3, 2018.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Encumbrance” means any lien, license, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under, any Environmental Law.

“Environmental Law” means all applicable Laws concerning pollution or protection of the environment, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits required to be obtained by the Company in connection with its business as presently conducted under applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“ESPP” means the Company’s 2015 Employee Stock Purchase Plan, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles.

“Government Shutdown” means any shutdown resulting from the lack of Congressional budget appropriations (related or similar to the shutdown that began on December 22, 2018), prior to the End Date, of certain United States federal government services provided by the U.S. Federal Trade Commission and U.S. Department of Justice to review the transactions contemplated by this Agreement under the HSR Act.

“Governmental Entity” means any federal, domestic, territorial, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants or contaminants regulated under Environmental Law, including petroleum or petroleum distillates, medical waste, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means (i) patents and patent applications, including provisionals, nonprovisionals, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such patent or patent application (collectively, “Patents”); (ii) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks, trade dress, and registrations and applications for registration of, and all goodwill associated with, the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions (including as disclosed in invention disclosures and discoveries) and confidential information (collectively, “Trade Secret Rights”); (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge (after reasonable inquiry) of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule. With respect to any matters relating to Intellectual Property, such reasonable inquiry does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property rights clearance searches, and no knowledge of any third-party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such individual.

“Law” shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, decision, directive, decree, rule, ruling, Order, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Acquired Companies.

“Legal Proceeding” means any action, lawsuit, claim, arbitration, court action or other legal or court proceeding brought by or pending before any Governmental Entity, arbitrator or other tribunal.

“made available to Parent” means that such information, document or material was: (a) publicly available on the SEC EDGAR database prior to the date of this Agreement; (b) delivered by or on behalf of the Company to Parent or Parent’s representatives via electronic mail or in hard copy form prior to the execution of this Agreement; or (c) made available for review by Parent or Parent’s representatives prior to the execution of this Agreement in the virtual data room hosted by Merrill Corporation and maintained by the Company in connection with the Offer and the Merger by 7:00 p.m. Eastern Time on the date of execution of this Agreement.

“Most Recent Balance Sheet” means the balance sheet of the Company as of September 30, 2018 and the footnotes thereto set forth in the Company SEC Documents made available to Parent.

“NASDAQ” means The NASDAQ Stock Market LLC, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (a) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, (b) if such Entity is a limited liability company, such Entity’s certificate or articles of formation and operating agreement, and (c) for any other form of Entity, the organizational documents of such Entity.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet, (ii) real estate taxes, assessments and other governmental levies, fees or charges that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith by appropriate actions and that are adequately reserved for in the applicable financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business presently conducted thereon, (v) restrictions of record identified in any title reports made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the value, use or occupancy of such real property in the operation of the business presently conducted thereon, (vi) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (vii) grants by any Acquired Company of non-exclusive rights in non-material Intellectual Property in the ordinary course of business consistent with past practice, and (viii) other Encumbrances that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Information” means data and information concerning an identifiable natural person.

“Privacy Laws” mean Laws relating to privacy, security and/or collection and use of Personal Information.

“Representative” means any officer, director or other representative, including any employee, investment banker, attorney, accountant, consultant or other agent or advisor.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of, or has the right to elect a majority of the board of directors or other persons performing similar functions for, such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to 20% included in the definition of Acquisition Proposal increased to 50%) that the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement that the Company Board (or a committee thereof) deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(d)), would result in a transaction more favorable to the holders of Company Common Stock than the transactions provided for in this Agreement.

“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other governmental levy, assessment, duty, fee or other charge in the nature of a tax, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any taxing authority.

“Tax Return” means any return, report or similar written statement required to be filed with a taxing authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than any Company Associate, the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

“Transaction Litigation” means any claim, demand or Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company).

“Transactions” means the transactions contemplated by this Agreement, including the Offer and the Merger.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state Mini-WARN Law.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquisition	Section 6.3(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 2.3(c)
Appraisal Shares	Section 3.8(c)
Book Entry Share	Section 3.5(a)(i)
Burdensome Condition	Section 6.3(a)
Change in Circumstance Notice	Section 2.3(d)(ii)
Change in Circumstances	Section 2.3(d)(ii)
Change in Recommendation	Section 2.3(c)
Closing	Section 3.3
Closing Date	Section 3.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)
Company Common Stock	Recitals
Company Preferred Stock	Section 4.3(a)
Company Registered IP	Section 4.6(a)
Company SEC Documents	Section 4.4(a)
Company Severance Benefits	Section 6.7(a)
Company Stock Certificate	Section 3.5(a)(i)
Compensation Committee	Section 6.8
Continuing Employee	Section 6.7(a)
Current Premium	Section 6.9(a)
Current Purchase Period	Section 3.7(e)
Delaware Courts	Section 9.5
DGCL	Recitals
Effective Time	Section 3.3
End Date	Section 8.1(b)
Equity Securities	Section 4.3(e)
Excluded Shares	Section 3.5(a)(i)
Expiration Date	Section 2.1(d)
FDA	Section 4.9(b)
Indemnified Party	Section 6.9(b)
Indemnified Party Proceeding	Section 6.9(b)
Initial Expiration Date	Section 2.1(d)
Material Contract	Section 4.8(b)
Merger	Recitals
Merger Consideration	Section 3.5(a)(i)
Merger Sub	Preamble
Minimum Condition	Annex I

Term	Section
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(b)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Option Payment	Section 3.7(a)
Parent	Preamble
Parent Balance Sheet	Section 5.6(a)
Parent Welfare Plan	Section 6.7(c)
Paying Agent	Section 3.6(a)
Payoff Letter	Section 6.13
Privacy Policies	Section 4.17
Restricted Stock Payment	Section 3.7(c)
RSU Award Payment	Section 3.6(b)
Schedule 14D-9	Section 2.3(a)
Schedule TO	Section 2.2(a)
Superior Proposal Notice	Section 2.3(d)(i)
Surviving Corporation	Recitals
Termination Fee	Section 8.3(b)

ARTICLE 2

THE OFFER

Section 2.1.    Tender Offer.

(a)    Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event within the ten (10) Business Day period commencing on the first (1st) Business Day after the date hereof, Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase for cash all of the outstanding Company Common Stock at a price per share equal to the Offer Price. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer shall be subject only to the conditions set forth on Annex I.

(b)    Subject to any extension by Merger Sub of the Offer pursuant to Section 2.1(e), as promptly as practicable following the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the conditions set forth in Annex I (the “Offer Conditions”) shall have been satisfied or waived, Merger Sub shall (and Parent shall cause Merger Sub to) irrevocably accept for payment all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to irrevocably accept for payment Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as practicable after (and in any event, no more than three (3) Business Days after) the irrevocable acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay (subject to any applicable withholding tax) for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c)    Merger Sub expressly reserves the right to waive any of the Offer Conditions (to the extent permitted under applicable Law) and to make any changes to the terms of or conditions to the Offer not inconsistent with the terms of this Agreement; provided that, without the prior written consent of the Company, neither Parent nor Merger Sub shall:

(i)    amend, modify or waive the Minimum Condition;

(ii)    decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii)    reduce the Offer Price (except to the extent required pursuant to Section 2.1(f));

(iv)    increase the Offer Price, except in response to a Change in Circumstance Notice, a Change in Recommendation or a Superior Proposal Notice;

(v)    extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(e));

(vi)    change the form of consideration payable in the Offer;

(vii)    impose any condition to the Offer in addition to the Offer Conditions;

(viii)    amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock; or

(ix)    take any action (or fail to take any action) that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d)    Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) business days (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) from the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, as it may be so extended, the “Expiration Date”).

(e)    Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the then scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (as determined by Merger Sub in its discretion, subject to applicable Law, or such longer period as may be agreed by Parent and the Company) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition, other than the Minimum Condition); provided, however, that Merger Sub shall not be required to extend the Offer or the Expiration Date to a date later than the End Date; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or NASDAQ or its staff.

(f)    If, between the date hereof and the Acceptance Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be adjusted to the extent appropriate; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)    Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within twenty-four (24) hours of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2.    Actions of Parent and Merger Sub.

(a)    As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference an offer to purchase and form of the related letter of transmittal and (ii) cause the Schedule TO, the offer to purchase and related documents to be disseminated to holders of shares of Company Common Stock. Parent and Merger Sub agree that they shall use their reasonable best efforts to cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC, to comply in all material respects with the Exchange Act and the rules and regulations thereunder and other applicable Law. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required or reasonably requested in connection with any action contemplated by this Section 2.2(a). The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub agree to provide the Company and its counsel with a copy of any written comments (and a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, and to give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(b)    For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

(c)    Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, which funds shall be deposited with the Paying Agent concurrently with or promptly following the Acceptance Time, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(d)    This Agreement and the transactions contemplated hereby shall be effected under Section 251(h) of the DGCL and Parent and Merger Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

Section 2.3.    Actions of the Company.

(a)    On or as promptly as practicable after the filing of the Offer Documents with the SEC on the Offer Commencement Date, the Company shall file with the SEC and (contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock, subject to the final sentence of Section 2.3(b), disseminate to holders of Company Common Stock), a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”), shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(a)(2) of the DGCL and shall also contain the notice of appraisal rights in compliance with Section 262(d) of the DGCL. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Common Stock; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy of any written comments (and a summary of any oral comments) received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9 and give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff; provided, however, that the Company need not give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b)    To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.

(c)    The Company shall not permit either the Company Board or any committee thereof to, except as permitted by Section 2.3(d) or Section 6.2: (i) fail to make, withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation, or propose publicly to take such action; (ii) approve, recommend or declare advisable any Acquisition Proposal, or propose publicly to take such action (any action described in clause “(i)” or clause “(ii)” being referred to as a “Change in Recommendation”); or (iii) permit the Company to enter into any letter of intent, agreement in principle, agreement or contract (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”).

(d)    Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i)    make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning such an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a material breach of Section 6.2(a); (B) the Company Board (or a committee thereof) determines in good faith (1) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior

Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a copy of such Alternative Acquisition Agreement and the identity of the potential counterparty to such Alternative Acquisition Agreement; (D) during the three (3) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause “(D)” above, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that (1) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(f); provided, however, that, if after compliance with clauses “(C)” through “(E)” of this Section 2.3(d)(i) with respect to any Superior Proposal any material revisions are made to such Superior Proposal, the Company shall be required to deliver a new Superior Proposal Notice and comply again with clauses “(C)” through “(E)” of this Section 2.3(d)(i), except that references to three (3) Business Days shall be deemed to be two (2) Business Days; or

(ii)    make a Change in Recommendation not related to an Acquisition Proposal if: (A) any change in circumstances arises affecting the Company that does not relate to any Acquisition Proposal and was not known to (or reasonably foreseeable by) the Company Board on or prior to the date hereof (any such change in circumstances unrelated to an Acquisition Proposal being referred to as a “Change in Circumstances”); (B) the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) such Change in Recommendation is not effected prior to the third Business Day after Parent receives written notice (the “Change in Circumstance Notice”) from the Company confirming that the Company Board intends to effect such Change in Recommendation and specifying in reasonable detail the reasons therefor; (D) during such three (3) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction; and (E) at the end of such three (3) Business Day period, the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments to this Agreement and the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause “(D)” above, that, in light of such Change in Circumstances, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law.

(e)    In connection with the Offer, as requested by Parent, the Company shall promptly furnish, and shall instruct its transfer agent to furnish, to Merger Sub, a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories and all other information in the Company’s possession or control regarding the beneficial holders of shares of Company Common Stock as of the most recent practicable date (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”), and of all persons becoming record holders subsequent to such date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock. All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Merger Sub (and their agents) in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub (and their agents) only in connection with the communication of the Offer to the holders of Company Common Stock. If this Agreement is terminated, Parent and Merger Sub shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy, at the Company’s election) all copies and any extracts or summaries from such information furnished in accordance with this Section 2.3(e) then in their possession or control.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following consummation of the Offer.

Section 3.2.    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3.    Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 at 10:00 a.m. local time as soon as practicable following the Acceptance Time, subject to the satisfaction or, to the extent permitted by applicable Law, the waiver of the conditions set forth in Article 7 by the parties entitled thereto, but in any event no later than the second (2nd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company and, as soon as practicable on the Closing Date, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, all as provided in the DGCL.

Section 3.4.    Certificate of Incorporation and Bylaws; Directors. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a)    the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety as of the Effective Time to read as set forth on Exhibit A hereto, and, as so amended and restated shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL (subject to Section 6.9(b));

(b)    the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth on Exhibit B hereto, and, as so amended and restated shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with its terms and as provided in the DGCL (subject to Section 6.9(b)); and

(c)    (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

Section 3.5.    Conversion of Company Common Stock.

(a)    Subject to Section 3.8, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Common Stock:

(i)    Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company (other than in any Company Benefit Plan), (b) that at the commencement of the Offer were owned by Parent or Merger Sub, or (c) irrevocably accepted for payment in the Offer (collectively, the “Excluded Shares”)) shall be automatically canceled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), without interest. At the Effective Time, all of the shares of Company Common Stock shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such shares (other than Excluded Shares) and each non-certificated share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii)    Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii)    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)    Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the amount of cash into which each share of Company Common Stock is converted in the Merger shall be adjusted to the extent appropriate; provided that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.6.    Payment for Company Common Stock.

(a)    At or prior to the Effective Time, (i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments pursuant to Section 3.5 to holders of Company Common Stock outstanding immediately prior to the Effective Time.

(b)    Within two (2) Business Days after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Company Common Stock in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book

Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.6(d)), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(d), the transferee of the Company Common Stock previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry.

(c)    On or after the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to the Surviving Corporation any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d)    If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed, Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash amount payable in respect thereof pursuant to this Agreement.

(e)    In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Company Common Stock to a transferee of such Company Common Stock if the Company Stock Certificate (if applicable) previously representing such Company Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

(f)    At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6.

(g)    Subject to Section 3.6(h), the Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Company Common Stock.

(h)    Notwithstanding anything to the contrary in this Agreement, the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from the Offer Price or Merger Consideration, as applicable, payable to any holder of shares of Company Common Stock, such amounts in respect of Taxes as it is required by applicable Law to deduct and withhold. To the extent that any such amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made.

Section 3.7.    Company Compensatory Awards.

(a)    Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each

Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash (subject to any applicable withholding Tax) equal to the product obtained by multiplying (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, by (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Option immediately prior to the Effective Time (such product, the “Option Payment”). From and after the Effective Time, the holder of any cancelled Company Option shall only be entitled to receive the Option Payment in respect of such cancelled Company Option.

(b)    Except as set forth on Section 3.7(b) of the Company Disclosure Schedule, immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive from Parent or the Surviving Corporation an amount in cash (subject to any applicable withholding Tax) equal to the Merger Consideration (such amounts payable hereunder, the “RSU Award Payment”). From and after the Effective Time, the holder of any cancelled Company RSU shall only be entitled to receive the RSU Award Payment in respect of such cancelled Company RSU.

(c)    Immediately prior the Effective Time, each Company Restricted Stock Award that is outstanding shall be deemed fully vested and shall be treated under this Article 3 the same as other Company Common Stock outstanding immediately prior to the Effective Time. To the extent payable to a current or former employee of the Company or a Subsidiary, such payments (the “Restricted Stock Payment”) shall be made by the Surviving Corporation through its payroll system and shall be subject to applicable tax withholdings.

(d)    Prior to the Effective Time, the Company shall take any and all such actions as are necessary (under the Company Equity Incentive Plans, applicable award agreements, applicable Law or otherwise) to effect the foregoing provisions of this Section 3.7, including by amending the applicable Company Equity Incentive Plans. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, funds sufficient to pay the aggregate Option Payment, the RSU Award Payment and the Restricted Stock Payment to an account identified by the Company prior to the Effective Time. The Option Payments, RSU Award Payments and Restricted Stock Payments shall, except as may otherwise be required by Section 409A of the Code, be made by the Surviving Corporation at, or within five (5) Business Days of, the Effective Time, without interest. All payments provided pursuant to this Section 3.7 shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding in accordance with applicable Tax Law.

(e)    As soon as practicable following the date hereof, the Company shall take all actions with respect to the ESPP to provide that with respect to any offering periods in effect as of the date hereof (the “Current Purchase Period”), (i) no employee who is not a participant in the ESPP as of the date hereof may become a participant in the ESPP and (ii) each individual participating in the Current Purchase Period in progress on the date of this Agreement shall not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect immediately prior to the date of this Agreement, except as may be required by applicable Law. In addition, (A) the Current Purchase Period will end on May 31, 2019; provided that if the Effective Time is prior to May 31, 2019, the Company will end the Current Purchase Period on a specified trading day occurring at least ten (10) days prior to the date on which the Effective Date is expected to occur and treat the Current Purchase Period as a fully effective and completed offering period for all purposes of the ESPP, and all outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, upon the last day of the Current Purchase Period, and any shares of Company Common Stock purchased under the ESPP shall be treated under this Article 3 the same as other Company Common Stock outstanding immediately prior to the Effective Time; (B) there will be no offering periods following the Current Purchase Period and (C) in all events, the Company shall terminate the ESPP prior to the Effective Time. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 3.7(e).

Section 3.8.    Appraisal Rights.

(a)    Notwithstanding anything to the contrary contained in this Agreement, any Company Common Stock that constitute Appraisal Shares shall not be converted into the right to receive the Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.5.

(b)    The Company (i) shall give Parent written notice of any demand by any stockholder of the Company for appraisal of such stockholder’s Company Common Stock pursuant to Section 262 of the DGCL, and (ii) shall give Parent the opportunity to direct and participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal without the consent of Parent.

(c)    For purposes of this Agreement, “Appraisal Shares” shall refer to shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.9.    Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.10.    Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall, subject to the limitations in Section 6.3, use reasonable best efforts to (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in the corresponding section of the Company Disclosure Schedule (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of any disclosed event, item or occurrence in the Company Disclosure Schedule to such other Section or subsection is reasonably apparent as to matters and items that are the subject of the corresponding representation or warranty in this Agreement), and (y) as set forth in the Company SEC Documents made available to Parent to the extent it is reasonably apparent that any such disclosure set forth in such Company SEC Documents would qualify the representations and warranties contained herein, and excluding from the Company SEC Documents any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) (provided that this clause (y) shall not apply to the representations and warranties set forth in Section 4.1(a) (Due Organization), Section 4.3 (Capitalization), Section 4.18 (Authority), Section 4.19 (No Vote Required), Section 4.20(a) (Compliance with Organizational Documents), Section 4.21 (Section 203 of the DGCL) and Section 4.23 (Brokers)), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1.    Due Organization and Good Standing; Subsidiaries.

(a)    The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of its jurisdiction of incorporation, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Section 4.1(b) of the Company Disclosure Schedule identifies each of the Company’s Subsidiaries and indicates its jurisdiction of organization. Each such Subsidiary (i) is a corporation or other entity that is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

(c)    None of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, other than in the Acquired Companies or short-term investments.

Section 4.2.    Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents made available to Parent) complete and correct copies of the Organizational Documents of the Company and each material Subsidiary of the Company, and each as so made available is in full force and effect. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as the Company Certificate of Incorporation and the Company Bylaws may be amended (subject to Section 6.1(a)) between the date hereof and the Closing Date. As of any date following the date hereof, neither the Company nor any of its “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3.    Capitalization.

(a)    The authorized capital stock of the Company consists solely of: (i) 150,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on February 20, 2019, (i) 37,971,302 shares of Company Common Stock were issued and outstanding (which includes 8,750 unvested Company Restricted Stock Awards), (ii) 4,220,685 shares of Company Common Stock were subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Incentive Plans, (iii) 1,284,104 shares of Company

Common Stock were subject to issuance pursuant to Company RSUs, (iv) 1,641,132 shares of Company Common Stock were reserved for issuance (and not subject to issuance pursuant to outstanding Company Compensatory Awards) under the Company Equity Incentive Plans, (v) 1,497,821 shares of Company Common Stock were reserved for issuance under the ESPP, including 21,151 shares of Company Common Stock which are estimated to be subject to outstanding purchase rights under the ESPP (based on the closing price of a share of Company Common Stock on such date), (vi) 126,760 shares of Company Common Stock were held by the Company as treasury shares, and (vii) no shares of Company Preferred Stock were issued and outstanding. Since the date of the Most Recent Balance Sheet, no Acquired Company has declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock of any Acquired Company (other than (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards).

(b)    Section 4.3(b) of the Company Disclosure Schedule sets forth, as of the close of business on February 20, 2019, a list of (i) all outstanding Company Options, including the number of shares subject to such award, the name of the holder, the grant date and the exercise or purchase price per share, (ii) all outstanding Company RSUs, including the name of the holder, the grant date and the number of shares of Company Common Stock subject to each such award and (iii) all outstanding Company Restricted Stock Awards, including the name of the holder, the grant date, and the number of shares of Company Common Stock subject to each such award.

(c)    Except as set forth in the Company’s Certificate of Incorporation, (i) none of the outstanding Company Common Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or other Equity Securities.

(d)    There are no bonds, debentures, notes or other indebtedness of the Acquired Companies issued or outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of any Acquired Company may vote.

(e)    Except as set forth in Section 4.3(a), and for changes since February 20, 2019 resulting from the exercise of Company Options outstanding on such date in accordance with the terms thereof on such date and the issuance of shares of Company Common Stock pursuant to the vesting of Company Restricted Stock Awards or Company RSUs outstanding on such date in accordance with the terms thereof on such date, the issuance of shares of Company Common Stock pursuant to the ESPP or as otherwise expressly described in this Agreement, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests of any Acquired Company, or subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of any Acquired Company; (ii) security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) (with respect to any Acquired Company, any of the securities of the type described in any of the foregoing clauses (i) through (iii), an “Equity Security”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other Equity Securities.

(f)    All of the outstanding shares of Company Common Stock, and all of the other Equity Securities of the Acquired Companies, have been, or will be when issued, duly authorized and validly issued, fully paid and nonassessable and issued free (and not in violation) of any preemptive right.

(g)    All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrance (other than transfer restrictions arising under applicable Law).

Section 4.4.    SEC Filings; Financial Statements.

(a)    All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by the Company with the SEC since January 1, 2017 (the “Company SEC Documents”) have been filed with the SEC on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing): (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Documents contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)    The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined by Rule 13a-15 or 15d-15 under the Exchange Act). Since January 1, 2017, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing requirements of NASDAQ.

(d)    None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e)    As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents.

(f)    Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g)    As of the date hereof, none of the Acquired Companies has liabilities of any nature (whether accrued, absolute, contingent or otherwise and including liabilities of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP), except for: (i) liabilities disclosed in the financial statements (including any related notes) contained in the Company SEC Documents made available to Parent; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) liabilities to perform under Contracts entered into by the Acquired Companies; (iv) liabilities that have not had a Company Material Adverse Effect; and (v) liabilities incurred in connection with the Transactions.

Section 4.5.    Absence of Certain Changes. Since the date of the Most Recent Balance Sheet through the date hereof, (a) except as specifically contemplated by, or as disclosed in, this Agreement, the Acquired Companies have conducted their businesses in all material respects in the ordinary course consistent with past practice and (b) since and through such dates, there has not been any Company Material Adverse Effect.

Section 4.6.    Intellectual Property Rights.

(a)    Section 4.6(a) of the Company Disclosure Schedule lists all Patents, Marks and Copyrights included in the Company Intellectual Property and all Patents exclusively licensed to any Acquired Company, in each case, that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the jurisdiction of application/registration, (ii) the application or registration number and (iii) the date of filing or issuance for each such item. As of the date of this Agreement, no cancellation, interference, inter partes review, post grant review, derivation, opposition, reissue, reexamination or other similar proceeding is pending or, to the Knowledge of the Company, threatened in writing, in which the validity, enforceability or ownership of any Company Registered IP is being contested or challenged (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration of Company Registered IP). As of the date of this Agreement, (A) all registration, renewal, maintenance and other similar payments that are or have become due with respect to the Company Registered IP have been timely paid by or on behalf of the Company or another Acquired Company, and (B) the Company Registered IP is subsisting and, to the Knowledge of the Company, other than with respect to any pending application therefor, valid and enforceable and in full force and effect, and has not lapsed (except for any patents within the Company Registered IP having lapsed or expired at the end of their statutory term), been abandoned, been disclaimed, been cancelled or been forfeited, except in each case of (A) and (B) for such exceptions as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The Acquired Companies exclusively own all Company Intellectual Property and hold all of their right, title and interest in and to all Company Intellectual Property and their respective rights under all Company Inbound Licenses, in each case free and clear of any Encumbrance granted by any Acquired Company, other than Permitted Encumbrances.

(c)    Section 4.6(c) of the Company Disclosure Schedule identifies, as of the date of this Agreement, (i) each Company Inbound License and (ii) each Company Outbound License.

(d)    To the Knowledge of the Company, the operation of the business of the Acquired Companies since January 1, 2017 has not infringed, misappropriated or otherwise violated, and the operation of the business as currently conducted does not infringe, misappropriate or otherwise violate, any Intellectual Property owned or controlled by another Person, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2017, (i) no Legal Proceeding is pending or, to the Knowledge of the Company, is being threatened in writing, against any of the Acquired Companies (A) challenging or seeking to deny or restrict, the rights of an Acquired Company in any Company

Intellectual Property or under any Company Inbound License or (B) alleging any infringement, misappropriation or other violation of any Intellectual Property of another Person by any of the Acquired Companies, and (ii) none of the Acquired Companies has received any written notice alleging any infringement, misappropriation or other violation of any Intellectual Property of another Person by any of the Acquired Companies, except, in each case of clauses (i) and (ii), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    None of the material Company Intellectual Property, nor to the Knowledge of the Company, material Intellectual Property licensed to the Acquired Companies under any Company Inbound License, is subject to any pending or outstanding injunction, directive, order, decree, award, settlement or judgment restricting the ownership, use, validity or enforceability of any such Intellectual Property.

(f)    To the Knowledge of the Company, no other Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Intellectual Property exclusively licensed to the Acquired Companies under any Company Inbound License, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(g)    The Acquired Companies have taken commercially reasonable actions to maintain the confidentiality of the material Trade Secret Rights held by any of the Acquired Companies, or purported to be held by any of the Acquired Companies.

(h)    To the Knowledge of the Company, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property or Intellectual Property exclusively licensed to the Acquired Companies under any Company Inbound License, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Entity or institution obtaining ownership or other rights to such Intellectual Property.

(i)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property or any Acquired Company’s rights under any Company Inbound License.

(j)    Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company IT Assets operate and perform in a manner that permits the Acquired Companies to conduct their business as currently conducted, (ii) the Acquired Companies have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the Company IT Assets (and all information and transactions stored therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and (iii) to the Knowledge of the Company, there has been no unauthorized use, access, interruption, modification or corruption of any Company IT Assets (or any information or transactions stored therein or transmitted thereby).

Section 4.7.    Title to Assets; Real Property.

(a)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any liens or Encumbrances (other than Permitted Encumbrances).

(b)    None of the Acquired Companies owns any real property.

(c)    Section 4.7(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property. The Company has made available to Parent a correct and complete copy of each lease, sublease, license or similar occupancy agreement with respect to each Leased Real Property (including all modifications, amendments and/or supplements thereto and guaranties thereof), each of which is, as of the date hereof, valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any such lease, sublease, license or similar occupancy agreement, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing.

Section 4.8.    Contracts.

(a)    Except as set forth on Section 4.8 of the Company Disclosure Schedule or as filed as exhibits to the Company SEC Documents made available to Parent, and except for this Agreement, as of the date hereof, none of the Acquired Companies is a party to or is bound by any Contract:

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)    requiring or otherwise involving the payment by or to the Company or any Subsidiary of the Company of more than an aggregate of $3,000,000 during the fiscal year ended December 31, 2018;

(iii)    evidencing a commitment by an Acquired Company to make a future capital expenditure in excess of $3,000,000 that is not terminable by such Acquired Company upon notice of thirty (30) days or less without penalty or liability;

(iv)    (A) with any sole-source suppliers of material products or services, (B) that includes any “most favored nations” terms and conditions, any exclusive dealing or minimum purchase or sale, “take or pay” obligations, arrangement or requirements to purchase substantially all of the output or production of a particular supplier or (C) containing any provision or covenant limiting the ability of any Acquired Company (or, after the Closing, that purports to limit the ability of Parent or any of its Affiliates) to (1) compete or engage in any line of business or in any geographic area, (2) obtain products or services from any Person or (3) set prices and terms for the provision, sale, lease or license of its products, services or technologies with any Person, in the case of clause (3), except for the prices and terms expressly set forth therein with respect to the products, services or technologies provided, sold, leased or licensed thereunder;

(v)    relating to or evidencing indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by any Acquired Company in excess of $5,000,000 (excluding loans by any Acquired Company to wholly-owned Subsidiaries in the ordinary course of business);

(vi)    relating to any joint venture, partnership, strategic alliance, research and development project or similar arrangement that is material to the business of the Acquired Companies as currently conducted;

(vii)    that is a Company Inbound License or Company Outbound License;

(viii)    relating to the settlement of any Legal Proceeding or investigation; and

(ix)    (A) with any (1) present or former officer, director or employees of an Acquired Company (other than indemnification agreements or employment agreements entered into in the ordinary course of business) or (2) Person who (together with his, her or its Affiliates and their respective “associates” and members of their “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act)) owns more than 5% of the outstanding shares of Company Common Stock or (B) is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(b)    Each Contract of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract, except in each case for those violations and defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and, as of the date hereof, no Acquired Company has received written notice of any of the foregoing. The Company has made available to Parent true and complete copies of all Material Contracts in effect as of the date hereof.

Section 4.9.    Compliance.

(a)    The Company and its Subsidiaries are and, since January 1, 2017, have been in compliance with all Laws applicable to the Acquired Companies, and, since January 1, 2017, have not received any written notice alleging any violation with respect to any applicable Laws, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    (i) Each of the Company Products is being, and at all times has been, developed, tested, manufactured, labeled and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act, as amended, and applicable regulations enforced by the U.S. Food and Drug Administration (the “FDA”) and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, (ii) since January 1, 2017, no Acquired Company has received any written notice or other communication from the FDA or any other Governmental Entity alleging any violation of any Law with respect to such activities or any FDA “warning letters” with respect to any Company Product or any manufacturing or distribution processes or procedures, (iii) none of the Acquired Companies or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product, is subject to an unresolved Governmental Entity shutdown or import or export prohibition, Form FDA 483 or other written notice of material inspectional observations, “warning letters,” “untitled letters” or written requests to make material changes with respect to any Company Product, (iv) since January 1, 2017, none of the Acquired Companies or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product, has received any notices, information request letters, correspondence, orders or other communications from the FDA or any other Governmental Entity issuing, requiring or causing any recall, seizure, detention, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice or other notice relating to an alleged lack of safety or efficacy of or manufacturing deficiencies of any Company Product and (v) none of the Acquired Companies or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product, has taken any such action voluntarily, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) all preclinical studies and clinical trials conducted by or on behalf of any Acquired Company have been conducted in compliance with all applicable Laws, (ii) as of the date hereof, no clinical trial conducted by or on behalf of any Acquired Company has been terminated or suspended prior to completion primarily for safety or other non-business reasons, (iii) as of the date hereof, neither the FDA nor any other applicable Governmental Entity, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of any Acquired Company has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of any Acquired Company, and (iv) there are no pending or, to the Knowledge of the Company, threatened actions or proceedings by the FDA or any other Governmental Entity seeking to (or that would reasonably be expected to) prohibit or impede the sale of any Company Product into any market. The Company has made available to Parent accurate and complete copies of the material reports and material correspondence with Governmental Entities with respect to preclinical and clinical trials, studies or tests conducted by or on behalf of any Acquired Company, or with respect to any Company Product, that are listed in Section 4.9(c) of the Company Disclosure Schedule and as of the date hereof, there are no other such reports or correspondence with Governmental Entities that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)    To the extent the foregoing representation and warranty is made with respect to activities conducted by Third Parties, such representation and warranty is made solely to the Knowledge of the Company.

(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) none of the Acquired Companies or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies, set forth in any Laws, (ii) none of the Acquired Companies or, to the Knowledge of the Company, any of their respective officers or key employees, or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product, has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in debarment under 21 U.S.C. § 335a or any similar applicable Law and (iii) there is no pending Legal Proceeding (or to the Knowledge of the Company, threatened Legal Proceeding) against any of the Acquired Companies, or, to the Knowledge of the Company, any of their respective officers or key employees, or, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product, that would reasonably be expected to result in such a material debarment.

(f)    None of the Acquired Companies is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Entity, and, to the Knowledge of the Company, no such action is pending as of the date hereof.

Section 4.10.    Certain Business Practices. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Acquired Companies is, and since January 1, 2017 has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign Law concerning corrupt payments applicable to any Acquired Company. Since January 1, 2017 through the date of this Agreement, none of the Acquired Companies has, to the Knowledge of the Company, been investigated by any Governmental Entity with respect to, and none of the Acquired Companies has been given written notice by a Governmental Entity of, any violation by any of the Acquired Companies of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Law concerning corrupt payments. None of the Acquired Companies nor, to the Knowledge of the Company, any Company Associate authorized to act, and acting, on behalf of an Acquired Company has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, that in each case has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or controlled entity, and any known officer or employee of a public international organization, as well as any Person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Section 4.11.    Legal Proceedings; Orders.

(a)    As of the date hereof, there is no Legal Proceeding pending (or, to the Knowledge of the Company, being overtly threatened) against the Acquired Companies that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    As of the date hereof, there is no material Order applicable to the Acquired Companies under which any of them is subject to ongoing obligations that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    As of the date hereof, to the Knowledge of the Company, there is no pending or overtly threatened investigation by any Governmental Entity with respect to the Acquired Companies that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.    Tax Matters.

(a)    The Acquired Companies have filed with the appropriate Governmental Entities all income and other material Tax Returns that are required to be filed by them. All material Taxes due and owing by the Acquired Companies as shown to be due on such Tax Returns have been timely paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions for which no approval is required. There are no security interests or other Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances.

(b)    The Acquired Companies have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c)    There is no audit, investigation, proceeding or other dispute concerning any material Tax liability of the Acquired Companies initiated or raised by any Governmental Entity in writing to the Acquired Companies that remains unpaid, and none of the Acquired Companies has received written notice of any threatened audits or investigations relating to any Taxes.

(d)    There are no requests for rulings or determinations in respect of any Tax pending between any of the Acquired Companies and any Governmental Entity and the Acquired Companies have not received any ruling or determination letter from any Governmental Entity. The Acquired Companies have not entered into any closing or similar agreement with any Governmental Entities.

(e)    None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(f)    There are no agreements relating to the allocating or sharing of Taxes to which the Acquired Companies are a party other than customary agreements entered into in the ordinary course of business, the principal purpose of which is not related to Taxes.

(g)    None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, by contract or otherwise.

(h)    None of the Acquired Companies has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(i)    During the two-year period ending on the date hereof, none of the Acquired Companies was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(j)    No non-U.S. Subsidiary Acquired Company owns any material Intellectual Property.

(k)    This Section 4.12 and Section 4.13 (to the extent it relates to Taxes) contain the only representations and warranties by the Company with respect to Taxes in this Agreement.

Section 4.13.    Employee Benefit Plans.

(a)    Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan, other than any employment agreement that provides for severance in accordance with and as required by applicable Law. Each Company Benefit Plan that is maintained solely for the benefit of non-U.S. persons is indicated as a “Non-U.S. Plan” therein.

(b)    None of the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or has been obligated to contribute to, any Company Benefit Plan subject to Title IV of ERISA, or any multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c)    Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination from the IRS.

(d)    (i) Each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code, except where failure to so maintain would not reasonably be expected to have a Company Material Adverse Effect; (ii) no material litigation has commenced with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such litigation is threatened in writing; and (iii) there are no material governmental audits or investigations pending or, to the Knowledge of the Company, threatened in writing in connection with any Company Benefit Plan.

(e)    Except as set forth in the Company SEC Documents made available to Parent, or as provided in Section 3.7, the consummation of the Transactions will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of any Acquired Company to any pay or benefits under any Company Benefit Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Benefit Plan; (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Benefit Plan; or (v) limit or restrict the right of any Acquired Company to merge, amend or terminate any Company Employee Plan.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the Transactions would (either alone or in conjunction with any other event) give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code.

(g)    No Acquired Company has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of any Acquired Company except as required to comply with Section 4980B of the Code or any similar state law provision.

(h)    Each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, except where failure to so operate or maintain would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.14.    Labor Matters.

(a)    The Acquired Companies are, and have been since January 1, 2017, in compliance with all applicable Law and Orders governing labor or employment (including in jurisdictions outside of the United States), except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    As of the date hereof, the employees of the Acquired Companies are not represented by a labor union or works council and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a labor union or works council. To the Knowledge of the Company, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies is being threatened in writing.

(c)    As of the date hereof, no Legal Proceeding by any Company employee for unpaid wages, bonuses, commissions, unpaid overtime, child labor or record keeping violations is pending or, to the Knowledge of the Company, is threatened under the Fair Labor Standards Act, the Davis-Bacon Act of 1931, the Walsh-Healey Act of 1936 or the McNamara-O’Hara Service Contract Act of 1965, or any other Law that is expected by the Company to have a Company Material Adverse Effect. As of the date hereof, no discrimination, illegal harassment and/or retaliation Legal Proceeding by any Company employee, is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies or employee, officer or director of the Company under the 1964 Civil Rights Acts, the Equal Pay Act of 1963, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other federal labor or employment Law or comparable state fair employment practices act that is expected by the Company to have a Company Material Adverse Effect. To the Knowledge of the Company, no wrongful discharge, retaliation, libel, slander or other Legal Proceeding by any Company employee that arises out of the employment relationship between the Acquired Companies and their respective employees is pending or, to the Knowledge of the Company, is threatened against the Acquired Companies under any applicable Law that is expected by the Company to have a Company Material Adverse Effect.

(d)    Within the past two (2) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) violated the WARN Act.

(e)    The representations and warranties set forth in this Section 4.14 shall constitute the only representations and warranties of the Company with respect to employment and labor matters.

Section 4.15.    Environmental Matters. Except for such matters that individually and in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Acquired Companies is, and for the past three (3) years has been, in compliance with all applicable Environmental Laws and possesses and is in compliance with all Environmental Permits, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Acquired Companies, and (iii) to the Knowledge of the Company, none of the Acquired Companies has released any Hazardous Materials at, on, under or from any property currently or formerly owned or leased by the Acquired Companies in an amount or manner which would reasonably be expected to result in material liability to any Acquired Company under Environmental Law. The representations and warranties set forth in this Section 4.15 shall constitute the only representations and warranties of the Company with respect to environmental matters.

Section 4.16.     Insurance. From January 1, 2017 through the date hereof, none of the Acquired Companies has received any written communication notifying the Company of any (a) premature cancellation or invalidation of any material insurance policy held by any Acquired Company (except with respect to policies that have been replaced with similar policies), (b) written refusal of any coverage or rejection of any material claim under any material insurance policy held by the Acquired Companies or (c) material adjustment in the amount of the premiums payable with respect to any material insurance policy held by the Company. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.17.     Privacy and Data Security. To the Knowledge of the Company, each of the Acquired Companies has complied with all applicable Privacy Laws relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with any of the Acquired Companies in connection with the operation of the Acquired Companies’ business, except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Acquired Companies have complied with each of their respective written and published policies and procedures concerning the privacy, security, collection and use of Personal Information (the “Privacy Policies”), except for such non-compliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Acquired Companies by any Person alleging a violation of Privacy Laws and/or Privacy Policies.

Section 4.18.    Authority; Binding Nature of Agreement. The Company has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The Company Board has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions, including the Offer and the Merger, (b) determined that the Transactions, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) agreed that this Agreement will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer. As of the date hereof, the Company Board Recommendation has not been rescinded, modified or altered in any way. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.19.    No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representation and warranty set forth in Section 5.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the Transactions.

Section 4.20.     Non-Contravention; Consents. Except, in the case of the following clauses (b) and (c), for violations and defaults that would not have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (a) cause a violation or breach of any of the provisions of the Organizational Documents of any Acquired Company; (b) cause a violation by the Company of any Law or Order applicable to the business of any Acquired Company; or (c) require any consent or other action by any Person under, constitute a default (or constitute an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any Contract to which any of them is a party or bound. Except as may be required by the Exchange Act, the DGCL, the listing requirements of NASDAQ, the HSR Act or other applicable Antitrust Laws, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.21.    Section 203 of the DGCL. Assuming the accuracy of Parent and Merger Sub’s representation and warranty set forth in Section 5.5, the Company Board has taken all action necessary to render Section 203 of the DGCL inapplicable to the Offer and the Merger and the other transactions contemplated hereby. To the Knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Offer or the Merger or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound. The Company has not opted out of Section 251(h) of the DGCL or taken any other action to limit or preclude the use by the Company of Section 251(h) of the DGCL.

Section 4.22.    Opinion of Financial Advisor. The Company Board has received the opinion of Centerview Partners LLC to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion shall be provided to Parent solely for informational purposes after receipt thereof by the Company.

Section 4.23.    Brokers. No broker, finder or investment banker or other intermediary (other than Centerview Partners LLC and Cowen and Company, LLC in accordance with the terms of the engagement letters made available to Parent) is entitled to any brokerage, finder’s or other similar fee or commission, or to indemnification, in connection with the Offer or the Merger or the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.24.    Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9.

Section 4.25.    Offer Documents. None of the information supplied or to be supplied by or on behalf of any Acquired Company for inclusion in the Offer Documents will, at the time any Offer Document is filed with the SEC, at the time any Offer Document is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the corresponding section of the Company Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1.    Due Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of the jurisdiction of its organization, has full corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2.    Legal Proceedings; Orders.

(a)    There is no Legal Proceeding pending (or, to the knowledge of Parent, being overtly threatened) against Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(b)    There is no Order to which Parent or Merger Sub is subject that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(c)    No investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to the knowledge of Parent, is being overtly threatened, other than any investigation that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the Transactions.

Section 5.3.    Authority; Binding Nature of Agreement.

(a)    Parent has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent has (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, and no other corporate proceeding on the part of Parent are necessary to authorize the execution, delivery and performance by Parent of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)    Merger Sub is a newly formed, wholly-owned Subsidiary of Parent and has the requisite corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other corporate proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement, other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. Parent, as the sole stockholder of Merger Sub, will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.4.    Non-Contravention; Consents. Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub; (ii) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub; or (iii) cause a default on the part of Parent or Merger Sub under any Contract. Except as may be required by the Exchange Act, the DGCL, the HSR Act or other applicable Antitrust Laws, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Governmental Entity at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not adversely affect or materially delay Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions. No vote of Parent’s equityholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5.    Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, immediately prior to the execution of this Agreement, or has been within the last three (3) years preceding the date hereof, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns immediately prior to the execution of this Agreement, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6.    Financing.

(a)    Parent will have, and will cause Merger Sub to have, at the Acceptance Time and the Closing the funds necessary to consummate the Offer, the Merger and the other transactions contemplated herein, including payment in cash of the aggregate Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Closing, to make payments pursuant to Section 3.7 and to pay all related fees and expenses. Parent has provided to the Company a true and complete copy of the audited consolidated balance sheet of Parent and its Subsidiaries at December 31, 2018 (the “Parent Balance Sheet”). Between the date of the Parent Balance Sheet and the date of this Agreement, there has not been any change in Parent’s financial condition that has had, or would reasonably be expected to result in, a Parent Material Adverse Effect. As of the date hereof and as of immediately after giving effect to the consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries will be solvent.

(b)    Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.7.    Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents.

Section 5.8.    Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.9.    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub for which the Acquired Companies could be liable.

Section 5.10.    Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.    Stockholder, Labor and Employee Matters. As of the date hereof, neither Parent nor Merger Sub has, directly or indirectly: (a) entered into any employment agreement, or made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any of the Company’s stockholders, directors, officers or employees, in their capacity as such, or any other Contract with such Persons relating to this Agreement, the Merger or any of the other Transactions or the future terms of their employment after Closing; or (b) sold, or offered to sell, any direct or indirect equity interest in the Company, Parent or any of its Affiliates to any of the Company’s stockholders, directors, officers or employees.

ARTICLE 6

COVENANTS

Section 6.1.    Interim Operations of the Company. The Company agrees that, during the period from the date hereof through the earlier of the Acceptance Time or the date of termination of this Agreement, except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in the corresponding subsection of the Company Disclosure Schedule, (iii) as expressly required by this Agreement, (iv) as required by Law or (iv) as required by the rules or regulations of NASDAQ, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to, (A) conduct its business in the ordinary course in all material respects and (1) preserve intact its present business organization in all material respects, (2) maintain in effect all material Permits and insurance policies and (3) keep available, in all material respects, the services of its directors, officers and key employees and (B) without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries not to:

(a)    amend the Company Certificate of Incorporation, the Company Bylaws or the Organizational Documents of any of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)    (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of Company Compensatory Awards as in effect on the date hereof, (ii) split, combine or reclassify any capital stock of the Acquired Companies, or (iii) purchase, redeem or otherwise acquire any Equity Securities of any Acquired Company, except for acquisitions of shares of Company Common Stock by the Company in satisfaction of the applicable exercise price and/or withholding taxes with respect to any Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Company Compensatory Award as in effect on the date hereof;

(c)    (i) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance (other than transfer restrictions arising under applicable securities Law) or dispose of any Equity Securities of any Acquired Company, other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Company Compensatory Award as in effect on the date hereof or pursuant to participation in the ESPP with respect to an offering period that began before the date hereof, or (ii) amend any term of any Equity Security of the Acquired Companies (in each case, whether by merger, consolidation or otherwise);

(d)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(e)    (i) increase the salary, wages, benefits, bonuses or other compensation payable or to become payable to any of the Acquired Companies’ current or former directors, officers or employees, except for increases for Company employees employed on the date hereof who earn $275,000 or less in annual salary and wages in the ordinary course of business consistent with past practice; (ii) grant or increase any severance, retention or termination pay (or amend any existing severance pay, retention or termination arrangement), (iii) enter into any employment, consulting, bonus, change in control, deferred compensation or other similar agreement (or amend any such existing agreement), (iv) establish, adopt or amend, or otherwise increase benefits payable under, any Company Employee Plan or collective bargaining agreement, (v) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such Company Service Provider, including under Section 409A or 4999 of the Code, except in each case for (x) increases required to be made pursuant to the terms of Company Benefit Plans in effect as of the date hereof, or (y) increases required under applicable Law;

(f)    acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business consistent with past practice that, individually, involve a purchase price of not more than $1,000,000;

(g)    sell, lease, license, pledge, transfer, subject to any Encumbrance, abandon or permit to lapse, fail to take any action necessary to maintain, enforce or protect, or otherwise dispose of any material Company

Intellectual Property, material Intellectual Property licensed to any Acquired Company under any Company Inbound License, material assets or material properties except, in each case, (i) sales of inventory or used equipment in the ordinary course of business, or (ii) Permitted Encumbrances incurred in the ordinary course of business consistent with past practice;

(h)    change any of the accounting methods used by the Company affecting its assets, liabilities or business, except for such changes that are required by concurrent changes to GAAP or Regulation S-X promulgated under the Exchange Act;

(i)    (i) incur or assume any long-term or short-term indebtedness except (x) for borrowings not in excess of $3,000,000 under the Company’s current credit facilities in the ordinary course of business (including with respect to equipment leasing) or (y) in respect of indebtedness owing by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(j)    enter into, modify in any material respect, amend in any material respect or voluntarily terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the date hereof), or otherwise waive or release any material rights, claims or benefits thereunder; provided that the Acquired Companies shall be permitted to enter into, in the ordinary course of business, Contracts that would have been Material Contracts solely of the type described in Section 4.8(a)(ii) or Section 4.8(a)(iii) had they been in effect on the date hereof;

(k)    enter into any collective bargaining or similar labor agreement;

(l)    incur any capital expenditures other than capital expenditures in an amount not to exceed $1,000,000 in the aggregate;

(m)    settle or compromise (or offer to settle or compromise) any Legal Proceeding other than a settlement (other than settlements relating to Transaction Litigation) solely for monetary damages of no more than $1,000,000 individually or $3,000,000 in the aggregate (excluding monetary obligations that are funded by an indemnity obligation to, or an insurance policy of, the Acquired Companies);

(n)    hire or promote any employees of an Acquired Company earning a base salary of $275,000 or more other than to fill vacancies arising due to terminations of employment of employees or terminate (without cause) any employee or service provider of the Acquired Companies other than for cause or performance-related reasons;

(o)    make or change any material Tax election, change any accounting period, adopt or change any material method of Tax accounting, file any material amended Tax return, enter into any closing agreement or settlement of any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitation period applicable to any material Tax; or

(p)    authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time in violation of applicable Law. In addition, notwithstanding the foregoing (other than Section 6.1(g)), nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement in the ordinary course of business exclusively among the Company and its wholly owned Subsidiaries.

Section 6.2.    No Solicitation.

(a)    The Company will not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and will not authorize any of its or their other Representatives to:

(i)    solicit, initiate, or knowingly encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii)    furnish any non-public information regarding any Acquired Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry; or

(iii)    engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may engage in any such discussions or negotiations and provide any such information in response to a bona fide written Acquisition Proposal first made after the date hereof that did not result from a material breach of this Section 6.2(a), if: (A) prior to providing any material non-public information regarding any Acquired Company to any Third Party in response to such an Acquisition Proposal, the Company receives from such Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement; and (B) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s representatives). Prior to the Acceptance Time, the Company will not be required to enforce, and will be permitted to waive, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit an Acquisition Proposal being made to the Company Board (or a committee thereof) if the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law.

(b)    If an Acquired Company or Representative thereof receives an Acquisition Proposal or an Acquisition Inquiry that would reasonably be expected to lead to an Acquisition Proposal, then the Company shall promptly (and in no event later than forty-eight (48) hours after receipt of such Acquisition Proposal or Acquisition Inquiry) notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal or Acquisition Inquiry. The Company shall, and shall ensure that its Representatives, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.2 or Section 2.3(d).

(c)    Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication); provided that any such disclosure does not contain an express Change in Recommendation; (ii) disclosing to the Company’s stockholders any factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such Acquisition Proposal or the material terms of such Acquisition Proposal (and no such disclosure shall, taken by itself, be deemed to be a Change in Recommendation); or (iii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2 and/or to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3.

Section 6.3.    Filings; Other Action.

(a)    Each of the Company, Parent and Merger Sub shall: (i) promptly (and, in the case of the notification and report form pursuant to the HSR Act, unless otherwise agreed by the parties hereto, in no event later than the date that is five (5) Business Days after the date hereof) use reasonable best efforts to make and effect all registrations, filings and submissions required to be made or effected by it or otherwise advisable pursuant to the HSR Act, other applicable Antitrust Laws, the Exchange Act and other applicable Law with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the Transactions; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions. Notwithstanding the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly use its best efforts to provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other Transactions and (B) shall use its best efforts to promptly take, and cause its Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or other applicable Antitrust Laws and obtain any clearance or approval required to be obtained from the U.S. Federal Trade Commission, the U.S. Department of Justice, any state attorney general, any foreign competition authority or any other Governmental Entity in connection with the Transactions. Notwithstanding anything to the contrary contained in this Agreement, the best efforts, reasonable best efforts, commercially reasonable efforts or other obligations of Parent and Merger Sub shall not include, and Parent and Merger Sub shall not be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) take, except solely with respect to the Acquired Companies, and solely with respect to (and limited to) the Company’s developmental products and programs (other than the Company Hem A Products) that are or would be competitive with the products and programs of Parent and its Affiliates or in which Parent and its Affiliates own or control any interest, any of the following actions: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise (A) the sale, divesture, license, hold separate or other disposition of any asset, interest or business of Parent, Merger Sub or any of their Affiliates or (B) the sale, divesture, license, hold separate or other disposition, contemporaneously with or subsequent to the Effective Time, of any asset, interest or business of the Acquired Companies; (ii) permitting the Company and its Subsidiaries to sell, divest, license, hold separate or otherwise dispose any of its or their assets, interests or businesses prior to the Effective Time; (iii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or the Company or their respective Subsidiaries; and (iv) any other behavioral undertakings and commitments whatsoever including but not limited to creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub or the Company or their respective Subsidiaries and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing and in the case of actions by or with respect to the Acquired Companies or its or their businesses or assets, by consenting to such action by any Acquired Company in any such case of (i)-(iv) (any of the foregoing actions, a “Burdensome Condition”). For the avoidance of doubt, Parent and its Affiliates shall not be required to take any actions (including any of the actions described in clauses (i) through (iv) of the definition of Burdensome Condition) with respect to any of the assets, interests or businesses of Parent, Merger Sub or any of their respective

Affiliates. Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder, and, subject to Parent’s obligations in the foregoing sentence, the Company shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Entity with respect to the Offer, the Merger or the other Transactions without the prior written consent of Parent and, at the written request of Parent, the Acquired Companies shall take (or agree to take) any of the actions described in the definition of Burdensome Condition or otherwise (so long as such action is conditioned upon the occurrence of the Closing).

(b)    Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Law, each party hereto shall: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any substantive or other material communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each substantive or other material meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have reasonable access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding.

(c)    In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other Transactions, Parent and Merger Sub shall use best efforts to take any and all action to resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective best efforts to contest any such litigation, action or Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other Transactions.

(d)    Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise, collectively, an “Acquisition”), if such Acquisition would reasonably be expected to increase in any material respect the risk of not obtaining prior to the End Date any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Offer or the Merger or the other Transactions.

Section 6.4.    Access. Upon reasonable advance written notice, the Company shall afford Parent’s representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Acquired Companies’ books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business as Parent may reasonably request and the Company shall instruct its counsel, lenders, advisors, auditors and other Representatives to reasonably cooperate with Parent’s investigation of the Acquired Companies; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information, that in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; (d) violate any Law; or (e) materially interfere with the conduct of the Acquired Companies’ business; provided, further, that the Company shall use its commercially reasonable efforts to obtain any required consents or make alternative arrangements to permit such inspection, access or disclosure in a manner that does not give rise to the consequences referred to in the foregoing clauses (a) through (e). No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All requests for access pursuant to this Section 6.4 must be directed to the Chief Business Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating. All information obtained by Parent and its representatives pursuant to this Section 6.4 shall be treated as confidential information of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.5.    Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6.    Publicity. The initial press release issued by each of the Company and Parent announcing entry into this Agreement shall be issued on the date hereof and shall be substantially the same, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided that (i) a party hereto may, without the prior consent of the other parties hereto, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of NASDAQ or the SIX Swiss Exchange if it has used its reasonable best efforts to consult with the other parties hereto and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) neither the Company nor Parent will be obligated to engage in such consultation with respect to communications that are (1) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (2) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act made in accordance with this Agreement.

Section 6.7.    Other Employee Benefits.

(a)    Until December 31, 2020 (or the date the applicable Continuing Employee’s employment terminates, if sooner), Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who is employed as of immediately prior to the Effective Time (each, a “Continuing Employee”) with (i) base salary or base hourly wage rate (as applicable), in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time, (ii) cash incentive compensation opportunities (including bonuses and commissions but not including equity incentive compensation) in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time, and (iii) employee benefits that are comparable in the aggregate to such compensation and benefits as in effect immediately prior to the Effective Time. For a period of not less than twenty-four (24) months after the Closing Date, Parent shall or shall cause the Surviving Corporation to provide each Continuing Employee, upon a qualifying termination of employment, severance and outplacement benefits equal to the benefits provided under any severance plan or outplacement arrangement maintained or provided by the Acquired Companies as of the date hereof that is set forth on Section 6.7(a) of the Company Disclosure Schedule (the “Company Severance Benefits”); provided that any non-U.S. Continuing Employee shall be entitled to severance and outplacement benefits in an amount equal to the greater of (x) the severance benefits set forth in his or her individual employment Contract and (y) the Company Severance Benefits (in the case of this clause (y), without duplication with any remaining unearned notice payments and statutory redundancy payment applicable to such non-U.S. employee).

(b)    Parent shall, or shall cause the Surviving Corporation to, ensure that, as of the Effective Time, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, benefit accrual, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees became participants; provided, however, that the foregoing shall not apply (i) with respect to any equity or long-term incentive plan, (ii) with respect to benefit accrual under any defined benefit pension plan or (iii) to the extent that its application would result in a duplication of benefits. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Company Benefit Plan as of the Effective Time.

(c)    From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Parent Welfare Plan”) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable best efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Effective Time; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.7(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Parent Welfare Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d)    Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all deferred compensation plans, agreements and arrangements, severance and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time.

(e)    If directed by Parent in writing at least ten (10) Business Days prior to the Acceptance Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the Business Day immediately preceding the Acceptance Time. In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and reasonable approval by Parent).

(f)    Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan, (ii) prevent Parent from amending or terminating any of its benefit plans in accordance with their terms, (iii) create a right in any employee to employment with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any Acquired Company or under any benefit plan which Parent, any Acquired Company or the Surviving Corporation may maintain.

Section 6.8.    Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9.    Indemnification; Directors’ and Officers’ Insurance.

(a)    For six (6) years after the Acceptance Time, Parent shall, and shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts, errors or omissions occurring on or before to the Acceptance Time, including in respect of the Transactions, covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date hereof for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company prior to the Acceptance Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from acts, errors or omissions that occurred on or before the Acceptance Time, including in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If such prepaid policies have been obtained prior to the Acceptance Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)    From and after the Acceptance Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to: (i) indemnify and hold harmless each individual who at the Acceptance Time is, or at any time prior to the Acceptance Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred); provided that the Indemnified Party shall have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.9(b), such undertaking to be unsecured, interest-free and made without reference to the Indemnified Party’s ability to repay such advances or ultimately entitlement to indemnification), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Acceptance Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (x) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party; and (y) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company Bylaws as in effect on the date hereof. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, pay all expenses, including reasonable attorneys’ fees, that may be incurred by Indemnified Parties in connection with their successful enforcement of their rights provided under this Section 6.9. Parent’s and the Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Acceptance Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If Parent or the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that Parent or the Surviving Corporation failed to comply with such obligation, Parent shall pay such Indemnified Party his or her costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest thereon at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d)    The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under any certificate of incorporation or bylaws, by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Section 6.9). Parent and the Surviving Corporation jointly and severally agree, to the fullest extent permitted under applicable Law, to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in successfully enforcing their indemnity rights and other rights provided in this Section 6.9.

Section 6.10.    Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.11.    Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation. Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend any Transaction Litigation. The Company shall keep Parent reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.12.    Delisting of Company Common Stock. The Surviving Corporation shall cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as promptly as practicable following the Effective Time.

Section 6.13.    Payoff Letter. The Company shall obtain prior to the Closing a payoff letter (the “Payoff Letter”) for the Credit Facility, which will provide the dollar amount of all indebtedness required to be paid under the Credit Facility in order to fully pay off the Credit Facility as of the Closing and to release all Encumbrances thereunder upon such payment. Parent shall pay in full at Closing such amount set forth in the Payoff Letter.

Section 6.14.    Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by applicable Law and within their respective power, grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions within their respective power as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1.    Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2.    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1.    Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a)    by mutual written consent of the Company and Parent at any time prior to the Acceptance Time;

(b)    by Parent or the Company upon prior written notice to the other at any time after December 31, 2019 (as such date may be extended pursuant to the following proviso, the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided that the Company or Parent may extend the End Date to January 31, 2020 if the condition set forth in clause (1)(ii) of Annex I (including as a result of a Government Shutdown) or clause 2(b) of Annex I (if the injunction or other Order relates to Antitrust Laws) shall not have been satisfied by the initial End Date; provided, further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c)    by Parent or the Company upon prior written notice to the other at any time prior to the Acceptance Time if there shall be any Law (other than an Order, which is addressed below) in effect that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or any court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable Order or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party (or any Affiliate of such party) whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Order;

(d)    by Parent or the Company upon prior written notice to the other if the Offer (as is required to be extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e)    by Parent upon prior written notice to the Company at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 2.3(d), of the Company’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation); provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) unless the notice of termination pursuant to this Section 8.1(e) with respect to such Change in Recommendation is delivered by Parent to the Company within five (5) Business Days following receipt by Parent of written notice from the Company of such Change in Recommendation giving rise to Parent’s right to terminate this Agreement pursuant to this Section 8.1(e);

(f)    by the Company prior to the Acceptance Time upon prior written notice to Parent in connection with the Company Board making a Change in Recommendation in response to a Superior Proposal and entering into an Alternative Acquisition Agreement with respect thereto immediately following such termination, if the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(d) and the Company, substantially concurrently with and as a condition to such termination, pays to Parent the Termination Fee;

(g)    by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company shall have occurred that would cause a failure of any of the conditions set forth in clauses “2(c),” “2(d)” and “2(e)” of Annex I to exist; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company within twenty (20) Business Days of the date Parent gives the Company notice of such breach and the Company is continuing to use reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Merger Sub is in breach of this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(i) (disregarding the notice and cure rights set forth therein);

(h)    by Parent upon prior written notice to the Company at any time prior to the Acceptance Time, if the Company knowingly and intentionally breaches any of its obligations pursuant to Section 6.2(a) in any material respect (other than materially cured breaches);

(i)    by the Company upon prior written notice to Parent at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer, the Merger or any other Transactions; provided, however, that, for purposes of this Section 8.1(i), if such a breach is curable by Parent or Merger Sub, as applicable, within twenty (20) Business Days of the date the Company gives Parent written notice of such breach and Parent or Merger Sub, as applicable, is continuing to use its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(i) on account of such breach unless such breach shall remain uncured upon the expiration of such twenty (20) Business Day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(i) if the Company is in breach of this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g) (disregarding the notice and cure rights set forth therein); or

(j)    by the Company upon prior written notice to Parent if Merger Sub fails to commence the Offer in accordance with Section 2.1 on or prior to the tenth (10th) Business Day following the date hereof or if Merger Sub fails to accept for payment the shares of Company Common Stock when required to do so in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(j) shall not be available to the Company if the Company is in breach of any representation, warranty, covenant or agreement set forth in this Agreement that has been the proximate cause of, or resulted in, Merger Sub’s failure to commence or consummate the Offer in accordance with the terms of this Agreement or the Company is in breach of this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g) (disregarding the notice and cure rights set forth therein).

Section 8.2.    Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, the last sentence of Section 6.4, Section 8.3 and

Article 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the aggregate amount of the Offer Price, the Merger Consideration, consideration in respect of Company Compensatory Awards, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its knowing and intentional material breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and Section 8.3(c). Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligation to accept for payment or pay for Company Common Stock or the Company Compensatory Awards following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effected following satisfaction of the conditions set forth in Article 7, will be deemed to constitute a knowing and intentional material breach of a covenant of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3.    Expenses; Termination Fee.

(a)    Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. For the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other Antitrust Laws, and the Company shall not be required to pay any fees or other payments to any Governmental Entity in connection with any filings under the HSR Act or such other filings as may be required under applicable Antitrust Laws in connection with the Merger or the other Transactions.

(b)    If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d), in each case, as a result of the failure to satisfy the Minimum Condition, (B) following the date hereof and prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement) and (C) the Company consummates an Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as 50% for purposes of this clause “(i)”) within nine months after such termination or the Company enters into a definitive agreement within nine months after such termination to effect an Acquisition Proposal, which Acquisition Proposal is subsequently consummated; (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e); (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f); or (iv) this Agreement is terminated by Parent pursuant to Section 8.1(h), then in the case of each of clauses “(i)” through “(iv),” the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $144,000,000 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause “(i)” of the preceding sentence of this (b), within two (2) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause “(ii)” or “(iv)” of the preceding sentence of this (b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause “(iii)” of the preceding sentence of this (b), substantially concurrently with a termination of this Agreement under Section 8.1(f) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day).

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. For the avoidance of doubt, the Termination Fee shall be payable only once and not in duplication even though the Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall become entitled to payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Offer and the Merger (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

(c)    The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, the Company shall also pay any reasonable and documented out-of-pocket costs or expenses incurred by Parent and its Affiliates in connection with enforcing this Agreement, together with any interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1.    Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2.    Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.3.    No Survival of Representations and Warranties. None of the representations and warranties of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Acceptance Time.

Section 9.4.    Entire Agreement. This Agreement, the other agreements referred to herein and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 or any certificate delivered by the Company pursuant to this Agreement (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 or any certificate delivered by the Company pursuant to this Agreement (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger

Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5 or any certificate delivered by Parent or Merger Sub pursuant to this Agreement, and that no representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, except in each case as expressly set forth in this Agreement or in the case of fraud.

Section 9.5.    Applicable Law; Jurisdiction. This agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law. Each of the parties hereto (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto.

Section 9.6.    Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Sub may assign its rights or interests hereunder, in whole or in part, to any of Parent’s wholly owned Subsidiaries, provided that no such assignment shall relieve such Person of its obligations hereunder. Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock and Company Compensatory Awards immediately prior to the Effective Time) and the provisions applicable to the Indemnified Parties (which, from and after the Acceptance Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, any right, benefit or remedy of any nature; provided, however, that, subject to the limitations set forth in Section 8.2 in the event of a termination of this Agreement, the Company shall be entitled and have the right to pursue and recover damages (including damages based on the consideration that would have otherwise been payable to holders of the Company Common Stock or based on the loss of market value or decline in stock price of the Company) in the name of and on behalf of its stockholders in the event of any breach by Parent or Merger Sub of this Agreement or in the event of fraud, which right is hereby acknowledged and agreed to by Parent and Merger Sub.

Section 9.7.    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by facsimile transmission or email (provided confirmation of facsimile transmission or email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Roche Holdings, Inc.

1 DNA Way

South San Francisco, California 94080

Attention: General Counsel

Facsimile: (650) 225-6000

with a copy to (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:    Marc O. Williams

                    Brian Wolfe

Facsimile:   (212) 701-5800

Email:         marc.williams@davispolk.com

                     brian.wolfe@davispolk.com

if to the Company (prior to the Merger), to:

Spark Therapeutics, Inc.

3737 Market Street, Suite 1300

Philadelphia, PA 19104

Attention: Chief Legal Officer

Email: joseph.labarge@sparktx.com

with a copy to (which shall not constitute notice) to:

Goodwin Procter LLP

100	Northern Avenue
Boston,	MA 02210

Attention: Stuart M. Cable

                 Lisa R. Haddad

                 Blake Liggio

Facsimile: (617) 649-1409

Email: scable@goodwinlaw.com; lhaddad@goodwinlaw.com;

            bliggio@goodwinlaw.com

Section 9.8.    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9.    Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10.    Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. References in this Section  9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11.     Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties hereto further agree that (i) by seeking the remedies provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.11 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12.    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e)    All references in this Agreement to “$” are intended to refer to U.S. dollars.

(f)    For purposes of this Agreement, references to “ordinary course of business” shall mean ordinary course of business consistent with past practice, whether or not expressly stated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SPARK THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Jeffrey D. Marrazzo
Name: Jeffrey D. Marrazzo
Title: Chief Executive Officer

ROCHE HOLDINGS, INC.
a Delaware corporation

By:	/s/ Bruce Resnick
Name: Bruce Resnick
Title: Authorized Signatory

022019 MERGER SUBSIDIARY, INC.
a Delaware corporation

By:	/s/ Bruce Resnick
Name: Bruce Resnick
Title: President

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1)    Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless (i) there shall have been validly tendered in accordance with the terms of the Offer (and “received” as defined in Section 251(h) of the DGCL), and not validly withdrawn, that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) owned by Parent and its Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received”), represent at least one more than 50% of the total number of shares of Company Common Stock outstanding immediately after the consummation of the Offer (such condition, the “Minimum Condition”) and (ii) the waiting period(s) (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act or other applicable Antitrust Laws shall have expired or been terminated, and if the parties have entered into any arrangement with any Governmental Entity regarding the consummation of the Offer or the Merger, then the Offer and the Merger shall have been granted clearance to be consummated from such Governmental Entity, in each case without the imposition of a Burdensome Condition.

(2)    In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn as of immediately prior to the expiration of the Offer) pursuant to the Offer (and not theretofore accepted for payment) if at any time prior to the expiration of the Offer, any of the following events shall have occurred and be continuing immediately prior to the expiration of the Offer:

(a)    the Agreement shall have been terminated in accordance with its terms;

(b)    any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect and restrains, enjoins or otherwise prohibits consummation of the Offer, the Merger or the other Transactions, or any Governmental Entity has instituted any Legal Proceeding that seeks to or that would do any of the foregoing, or that imposes (or seeks to impose) a Burdensome Condition;

(c)    (i) the representations and warranties of the Company set forth in the Agreement shall not have been true and correct (in each case, disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made on and as of each such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (2)(c)(i) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, shall not have resulted in a Company Material Adverse Effect that has

A-1

not been cured as of immediately prior to the expiration of the Offer, (ii) any of the representations and warranties set forth in Section 4.1(a)(i) and (ii) (Due Organization and Good Standing; Subsidiaries), Section 4.3(g) (Capitalization), Section 4.18 (Authority; Binding Nature of Agreement), Section 4.19 (No Vote Required), Section 4.20(a) (Compliance with Organizational Documents), Section 4.21 (Section 203 of the DGCL), Section 4.22 (Opinion of Financial Advisor) or Section 4.23 (Brokers) shall not have been true and correct in all material respects (with respect to such representations and warranties that are not qualified by materiality or Company Material Adverse Effect or similar standard or qualification) or shall not have been true and correct in all respects (with respect to such representations and warranties that are qualified by materiality or Company Material Adverse Effect or similar standard or qualification) as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made on and as of each such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have been true and correct as of such earlier date); or (iii) the representations and warranties set forth in Section 4.3(a) (Capitalization) or Section 4.5(b) (No Company Material Adverse Effect) shall not have been true and correct in all respects as of the date of the Agreement and as of immediately prior to the expiration of the Offer as though made on and as of such date and time (except, in each case, to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall not have so been true and correct as of such earlier date), except for de minimis inaccuracies;

(d)    the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured as of immediately prior to the expiration of the Offer;

(e)    the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(c), (2)(d) and 2(f) have been satisfied as of immediately prior to the expiration of the Offer; or

(f)    since the date of this Agreement, there shall have occurred and be continuing any event, change, effect, occurrence, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Except for the Minimum Condition and conditions “1(ii)”, “2(a)” and “2(b)”, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and provided further that any such waiver by Parent, Merger Sub and/or the Company shall be subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

A-2

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPARK THERAPEUTICS, INC.

FIRST: The name of the corporation is Spark Therapeutics, Inc. (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: Except to the extent that Delaware Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If Delaware Law is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law as so amended.

NINTH: The Corporation shall provide indemnification as follows:

1.    Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974), and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.    Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.    Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article NINTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article NINTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his or her conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.    Notification and Defense of Claim. As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section 4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article NINTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article NINTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

5.    Advance of Expenses. Subject to the provisions of Section 6 of this Article NINTH, in the event of any threatened or pending action, suit, proceeding or investigation of which the Corporation receives notice under this Article NINTH, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article NINTH; and provided further that no such advancement of expenses shall be made under this Article NINTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

6.    Procedure for Indemnification and Advancement of Expenses. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article NINTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section 4 of this Article NINTH (and none of the circumstances described in Section 4 of this Article NINTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section 1, 2 or 5 of this Article NINTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

7.    Remedies. The right to indemnification or advancement of expenses as granted by this Article NINTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article NINTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. In any suit brought by Indemnitee to enforce a right to indemnification, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall have the burden of proving that Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article NINTH. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation. Notwithstanding the foregoing, in any suit brought by Indemnitee to enforce a right to indemnification hereunder it shall be a defense that the Indemnitee has not met any applicable standard for indemnification set forth in Delaware Law.

8.    Limitations. Notwithstanding anything to the contrary in this Article NINTH, except as set forth in Section 7 of this Article NINTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article NINTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article NINTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

9.    Subsequent Amendment. No amendment, termination or repeal of this Article NINTH or of the relevant provisions of Delaware Law or any other applicable laws shall adversely affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

10.    Other Rights. The indemnification and advancement of expenses provided by this Article NINTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article NINTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article NINTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article NINTH.

11.    Partial Indemnification. If an Indemnitee is entitled under any provision of this Article NINTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) or amounts paid in settlement to which Indemnitee is entitled.

12.    Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

13.    Savings Clause. If this Article NINTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), liabilities, losses, judgments, fines (including excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974) and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article NINTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.    Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of Delaware Law shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

EXHIBIT B

AMENDED AND RESTATED BYLAWS

OF

SPARK THERAPEUTICS, INC.

* * * * *

ARTICLE 1

OFFICES

Section 1.01. Registered Office. The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.02. Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 1.03. Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

Section 2.01. Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a designation by the Board of Directors).

Section 2.02. Annual Meetings. Unless directors are elected by written consent in lieu of an annual meeting as permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), an annual meeting of stockholders, commencing with the year 2019, shall be held for the election of directors and to transact such other business as may properly be brought before the meeting at such date and time as may be designated by the Board from time to time. Stockholders may, unless the certificate of incorporation otherwise provides, act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

Section 2.03. Special Meetings. Special meetings of stockholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Secretary at the request in writing of holders of record of a majority of the outstanding capital stock of the Corporation entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 2.04. Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. Unless these bylaws otherwise require, when a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)    A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05. Quorum. Unless otherwise provided under the certificate of incorporation or these bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

Section 2.06. Voting. (a) Unless otherwise provided in the certificate of incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise provided by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of the majority of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

(b)    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three years from its date, unless said proxy provides for a longer period.

(c)    In determining the number of votes cast for or against a proposal or nominee, shares abstaining from voting on a matter will not be treated as a vote cast.

Section 2.07. Action by Consent. (a) Unless otherwise provided in the certificate of incorporation and subject to the proviso in Section 2.02, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in Section 2.07(b).

(b)    Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section and Delaware Law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Section 2.08. Organization. At each meeting of stockholders, the Chairman of the Board, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09. Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

ARTICLE 3

DIRECTORS

Section 3.01. General Powers. Except as otherwise provided in Delaware Law or the certificate of incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02. Number, Election and Term of Office.    (a) The number of directors which shall constitute the whole Board shall be fixed from time to time by resolution of the Board of Directors but shall not be less than one. The directors shall be elected at the annual meeting of the stockholders by written ballot, except as provided in Section 2.02 and Section 3.12 herein, and each director so elected shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

(b) Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, directors shall be elected by a plurality of the votes of the shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Section 3.03. Quorum and Manner of Acting. Unless the certificate of incorporation or these bylaws require a greater number, a majority of the total number of directors shall constitute a quorum for the transaction of business, and the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04. Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairman in the absence of a determination by the Board of Directors).

Section 3.05. Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06. Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07. Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President and shall be called by the Chairman of the Board, President or Secretary on the written request of any director. Notice of special meetings of the Board of Directors shall be given to each director at least one calendar day before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to any of the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 3.09. Action by Consent. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions, are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10. Telephonic Meetings. Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11. Resignation. Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12. Vacancies. Unless otherwise provided in the certificate of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Each director so chosen shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the certificate of incorporation, when one or more directors shall resign from the Board, effective at a future date, a majority of the directors then in office shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of other vacancies.

Section 3.13. Removal. Any director or the entire Board of Directors may be removed, with or without cause, at any time by the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation then entitled to vote at any election of directors and the vacancies thus created may be filled in accordance with Section 3.12 herein.

Section 3.14. Compensation. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

ARTICLE 4

OFFICERS

Section 4.01. Principal Officers. The principal officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.

Section 4.02. Election, Term of Office and Remuneration. The principal officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03. Subordinate Officers. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.

Section 4.04. Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06. Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE 5

CAPITAL STOCK

Section 5.01. Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02. Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.03. Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE 6

GENERAL PROVISIONS

Section 6.01. Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided that the Board of Directors may fix a new record date for the adjourned meeting.

(b)    In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by Delaware Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in

Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by Delaware Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)    In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02. Dividends. Subject to limitations contained in Delaware Law and the certificate of incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03. Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05. Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06. Amendments. These bylaws or any of them, may be altered, amended or repealed, or new bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors.